Exhibit 99.1

NEWS RELEASE

Catalyst Biosciences Reports Second Quarter Operating & Financial Results and Provides Corporate Update

Announced Positive Interim Data from a Phase 2/3 Study of Marzeptacog Alfa

(Activated) (FVIIa) in Individuals with Hemophilia A or B with Inhibitors

Presented CB 2679d (FIX) Phase 1/2 Data at the World Federation of Hemophilia 2018 World Congress

Presented Clinical Data on Marzeptacog alfa (activated) and CB 2679d at the Scientific and

Standardization Committee Meeting of the International Society on Thrombosis and Haemostasis

Appointed Grant Blouse, Ph.D., as Vice President of Translational Research

Joined the Russell 2000 Index

SOUTH SAN FRANCISCO, Calif. – August 02, 2018 – Catalyst Biosciences, Inc. (NASDAQ: CBIO), today announced operating and financial results for the second quarter ending June 30, 2018 and provided a corporate update.

Recent Milestones:

•

Announced positive interim data from a Phase 2/3 Study of marzeptacog alfa (activated) (MarzAA) in individuals with hemophilia A or B with inhibitors. The data presented at ISTH demonstrated a significant reduction in annualized bleed rates with daily subcutaneous dosing of MarzAA.

•

Announced data from the Phase 1/2 trial of CB 2679d/ISU304 Factor IX clinical program in individuals with severe (~1% activity) hemophilia B. The data presented at ISTH demonstrated clinical proof of concept for subcutaneous dosing. Individuals in Cohort 6, who received a single IV loading dose followed by 9 once daily SQ doses, were able to maintain FIX trough activity levels over 30%. A transient neutralizing antibody was detected in one subject and a neutralizing antibody was detected in a second subject. Prior to Cohort 6, no CB 2679d neutralizing antibodies had been detected in any of the subjects treated with CB 2679d/ISU304.

•	Appointed Grant Blouse, Ph.D., as Vice President of Translational Research.

•	Joined the Russell 2000 Index.

NEWS RELEASE

“We are pleased with the positive interim data from our Phase 2/3 study of marzeptacog alfa (activated) in individuals with hemophilia A or B with inhibitors demonstrating a robust reduction in annualized bleed rates. We plan to complete the Phase 2 portion of this Phase 2/3 study by the end of 2018,” said Nassim Usman, Ph.D., president and chief executive officer of Catalyst. “We are continuing our investigation of the antibody findings in Cohort 6 of our CB 2679d Factor IX program while planning for a Phase 2b study in Q4. Our cash balance is strong, and we are well positioned to continue our clinical development programs through multiple clinical and regulatory milestones in 2018 and 2019.”

Upcoming Milestones

•	Completing the Phase 2 portion of the Phase 2/3 study of MarzAA in individuals with hemophilia A or B with inhibitors

•	Initiating a Phase 2b trial of CB 2679d in individuals with severe hemophilia B once analysis of the Cohort 6 antibody observations of the Phase 1/2 trial is completed

Second Quarter 2018 Results and Financial Highlights

•

Cash, cash equivalents and short-term investments, as of June 30, 2018 were $136.1 million due primarily to the approximately $106.8 million in net financing in February 2018 and $9.5 million in proceeds from the exercise of warrants during the first quarter 2018.

•

Research and development expense for the three months ended June 30, 2018 was $3.9 million, compared with $3.4 million for the prior year period. The increase was due primarily personnel-related costs.

•

General and administrative expense for the three months ended June 30, 2018 was $3.2 million compared with $2.7 million for the prior year period. The increase was due primarily to personnel related expenses.

•

Interest and other income for the three months ended June 30, 2018 was $0.6 million, compared with $0.1 million for the prior year period. The increase was due primarily to interest income generated from larger invested cash balances.

•

Net loss attributable to common stockholders for the three months ended June 30, 2018 was $6.5 million, or ($0.54) per basic and diluted share, compared with $9.8 million, or ($2.53) per basic and diluted share, for the prior year period.

•	As of June 30, 2018, the Company had 11,942,729 shares of common stock outstanding.

NEWS RELEASE

About Catalyst Biosciences

Catalyst is a clinical-stage biopharmaceutical company developing novel medicines to address hematology indications. Catalyst is focused on the field of hemostasis, including the subcutaneous prophylaxis of hemophilia and facilitating surgery in individuals with hemophilia. For more information, please visit www.catalystbiosciences.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statement of historical fact, included in this press release regarding our strategy, the potential uses and benefits of Marzeptacog alfa (activated) (MarzAA) and CB 2679d and development plans for these product candidates are forward-looking statements. Examples of such statements include, but are not limited to, the statement that the company is well positioned to continue its clinical development programs through multiple clinical and regulatory milestones in 2018 and 2019, plans to complete the Phase 2 part of the Phase 2/3 trial of MarzAA and the analysis of the antibody observations from Cohort 6 of the Phase 1/2 trial of CB 2679d, and plans for the commencement of a Phase 2b clinical trial of CB 2679d. Actual results or events could differ materially from the plans, intentions, expectations and projections disclosed in the forward-looking statements as a result of various important factors, including, but not limited to, the risk that enrollment or results of clinical trials may be delayed and that such trials may not have satisfactory outcomes, that results from the complete Phase 2 portion of the Phase 2/3 trial of MarzAA or from additional testing of CB 2679d will not replicate interim results or the results from earlier human trials or from prior animal studies, that the analysis of the antibody observations from Cohort 6 of the Phase 1/2 trial of CB 2679d will indicate that development of this product candidate should be halted, that potential adverse effects may arise from the testing or use of MarzAA or CB 2679d, including the generation of additional neutralizing antibodies, the risk that costs required to develop or manufacture the Company’s products will be higher than anticipated, competition and other factors that affect our ability to establish collaborations on commercially reasonable terms and other risks described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Securities and Exchange Commission on March 19, 2018, as updated in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, along with our other filings with the Securities and Exchange Commission. The Company does not assume any obligation to update any forward-looking statements, except as required by law.

NEWS RELEASE

Contacts:

Investors:

Fletcher Payne, CFO

Catalyst Biosciences, Inc.

1.650.871.0761

investors@catbio.com

Media:

Josephine Belluardo, Ph.D.

LifeSci Public Relations

1.646.751.4361

jo@lifescipublicrelations.com

NEWS RELEASE

Catalyst Biosciences, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	June 30, 2018	December 31, 2017
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$46,533	$14,472
Short-term investments	89,613	17,971
Restricted cash	175	5,333
Prepaid and other current assets	2,656	1,333

Total current assets	138,977	39,109
Other assets, noncurrent	274	128
Property and equipment, net	291	276

Total assets	$139,542	$39,513

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$134	$747
Accrued compensation	897	1,366
Other accrued liabilities	1,398	1,322
Deferred revenue	—	212
Deferred rent, current portion	10	7
Redeemable convertible notes	—	5,085

Total current liabilities	2,439	8,739
Deferred rent, noncurrent portion	140	—

Total liabilities	2,579	8,739

Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized; 0 and 3,680 shares issued and outstanding at June 30, 2018 and December 31, 2017, respectively	—	—
Common stock, $0.001 par value, 100,000,000 shares authorized; 11,942,729 and 6,081,230 shares issued and outstanding at June 30, 2018 and December 31, 2017, respectively	12	6
Additional paid-in capital	321,758	204,262
Accumulated other comprehensive income	4	—
Accumulated deficit	(184,811)	(173,494)

Total stockholders’ equity	136,963	30,774

Total liabilities and stockholders’ equity	$139,542	$39,513

NEWS RELEASE

Catalyst Biosciences, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Contract revenue	$—	$111	$6	$382
Operating expenses:
Research and development	3,889	3,401	7,660	5,481
General and administrative	3,225	2,654	6,139	5,017

Total operating expenses	7,114	6,055	13,799	10,498

Loss from operations	(7,114)	(5,944)	(13,793)	(10,116)
Interest and other income, net	632	67	2,269	101

Net loss	$(6,482)	$(5,877)	(11,524)	(10,015)

Deemed dividend for convertible preferred stock beneficial conversion feature	—	(3,951)	—	(3,951)

Net loss attributable to common stockholders	$(6,482)	$(9,828)	$(11,524)	$(13,966)

Net loss per share attributable to common stockholders, basic and diluted	$(0.54)	$(2.53)	$(1.10)	$(5.82)

Shares used to compute net loss per share attributable to common stockholders, basic and diluted	11,938,401	3,877,736	10,472,180	2,400,101